Exhibit 99.1

PRESS RELEASE

CooperCompanies Completes Acquisition of Generate Life Sciences®

SAN RAMON, Calif., December 17, 2021 — CooperCompanies (NYSE: COO) today announced it has completed the previously announced definitive purchase agreement to acquire Generate Life Sciences, a leading provider of donor egg and sperm for fertility treatments, fertility cryopreservation services and newborn stem cell storage (cord blood & cord tissue), for a purchase price of approximately $1.6 billion.

“We are excited to complete this transaction and welcome the Generate employees to the Cooper family,” said Al White, Cooper’s President and CEO. “By adding Generate to CooperSurgical we are able to provide fertility clinics and Ob/Gyns an even stronger offering and we look forward to delivering these products and services with our newly added team members.”

In connection with the transaction, Cooper also announced it has closed a $1.5 billion non-amortizing 5-year Senior Unsecured Term Loan. The Company intends to use the facility to fund the acquisition.

About CooperCompanies

CooperCompanies (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE: COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, CA, Cooper has a workforce of more than 12,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com